SUB-ADVISORY AGREEMENT

         This Agreement is made between COVA INVESTMENT ADVISORY CORPORATION, an Illinois corporation, having its principal place of business in Oakbrook Terrace, Illinois (hereinafter referred to as the "Advisor"), MISSISSIPPI VALLEY ADVISORS INC., a Missouri corporation, having its principal place of business in St. Louis, Missouri (hereinafter referred to as the "Sub-Advisor") and COVA SERIES TRUST, a Massachusetts business trust (hereinafter referred to as the "Trust").

         WHEREAS, the Trust, an open-end diversified management investment company, as that term is defined in the Investment Company Act of 1940, as amended (the "Act"), that is registered as such with the Securities and Exchange Commission, has appointed Advisor as investment adviser for and to the Balanced Portfolio, Small Cap Equity Portfolio, Equity Income Portfolio, and Growth & Income Equity Portfolio, each being a sub-trust of the Trust (referred to individually as a "Sub-Trust" and collectively as the "Sub-Trusts"), pursuant to the terms of an investment advisory agreement dated as of _________, 19___ between the Trust and Advisor ("Investment Advisory Agreement");

         WHEREAS, Sub-Advisor is engaged in the business of rendering investment management services; and

         WHEREAS, Advisor desires to retain Sub-Advisor to provide certain investment management services for the Sub-Trusts as more fully described below;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Retention of Sub-Advisor. Advisor hereby retains Sub-Advisor to assist Advisor in its capacity as investment adviser for the Sub-Trusts. Subject to the oversight and review of Advisor and the Board of Trustees of the Trust, Sub-Advisor shall manage the investment and reinvestment of the assets of the Sub-Trusts. Sub-Advisor will determine in its discretion, subject to the oversight and review of Advisor, the investments to be purchased or sold, will provide Advisor with records concerning its activities which Advisor or the Trust is required to maintain and will render regular reports to Advisor and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities.

     Sub-Advisor, in its supervision of the investments of the Sub-Trusts, will be guided by the Sub-Trusts' investment objectives and policies and the provisions and restrictions contained in the Declaration of Trust and By-Laws of the Trust and as set forth in the Registration Statement and exhibits as may be on file with the Securities and Exchange Commission, all as communicated by Advisor to Sub-Advisor. Advisor hereby undertakes to provide Sub-Advisor with copies of such Declaration of Trust and ByLaws and Registration Statement and exhibits as well as any amendments as the same become available from time to time.

     Sub-Advisor shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust or any Sub-Trust in any way or otherwise be deemed an agent of the Trust or any Sub-Trust.

     The services furnished by Sub-Advisor hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent Sub-Advisor or any affiliated person (as defined in the Act) of Sub-Advisor from acting as investment adviser or manager for any other person or persons, including other management investment companies with investment objectives and policies the same as or similar to those of the Sub-Trusts, or (ii) limit or restrict Sub-Advisor or any such affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Sub-Trusts are eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that Sub-Advisor agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Sub-Trusts under this Agreement and provided that all such activities are in conformity with all applicable provisions of the Trust's Registration Statement.

2. Fee. Advisor shall pay to Sub-Advisor, for all services rendered to the Sub-Trusts by Sub-Advisor hereunder, the sub-advisory fees set forth in Exhibit A attached hereto. During the term of this Agreement, Sub-Advisor will bear all expenses incurred by it in the performance of its duties hereunder, other than the cost of securities, commodities and other investments (including brokerage, commissions and other charges, if any) purchased for the Sub-Trusts.

3. Term. The term of this Agreement shall begin on the date of its execution and shall remain in effect for two years from that date and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof, if such continuation is specifically approved at least annually in the manner required by the Act. This Agreement shall be submitted to the shareholders of the Trust and each Sub-Trust for approval and shall automatically terminate if not approved by a majority of the shares of the Sub-Trust.

4. Termination. This Agreement may be terminated at any time without the payment of any penalty, by a majority of the Board of Trustees of the Trust, by a vote of the majority of the outstanding shares of beneficial interest of any Sub-Trust or by the Sub-Advisor on sixty (60) days written notice to the Advisor.

     This Agreement will terminate automatically in the event of the termination of the Investment Advisory Agreement.

     Notwithstanding any provision of this Agreement, this Agreement may not be cancelled by the Advisor without the approval of a majority of the Board of Trustees of the Trust.

     This Agreement shall automatically terminate in the event of its assignment. The Sub-Advisor may employ or contract with any other person, persons, corporation, or corporations at its own cost and expense as it shall determine in order to assist it in carrying out its obligations and duties under this Agreement.

5. Sub-Advisor's Representations. Sub-Advisor represents and warrants that each the Sub-Trust will at all times be invested in such a manner as to ensure compliance with Section 817(h) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations, Section 1.817.5, relating to the diversification requirements for variable annuity endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulation. Sub-Advisor will be relieved of this obligation and shall be held harmless when direction from the Advisor or Trustees causes non-compliance with Section 817(h) and/or Regulation Section 1.817-5. Sub-Advisor agrees to provide quarterly reports to Advisor, executed by a duly authorized officer of Sub-Advisor, within seven (7) days of the close of each calendar quarter certifying as to compliance with said Section or Regulations. In addition to the quarterly reports, Advisor may request and Sub-Advisor agrees to provide Section 817 diversification compliance reports at more frequent intervals, as reasonably requested by Advisor.

6. Liability. The Sub-Advisor shall not be liable for any error in judgment or of law, or for any loss suffered by the Trust or any Sub-Trust in connection with the matters to which this Agreement relates, except (1) a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Advisor in the performance of its obligations and duties or (2) by reason of its reckless disregard of its obligations and duties under this Agreement. Notwithstanding the foregoing, it is agreed that the relative investment performance of the Sub- Trusts shall not constitute a breach by Sub-Advisor of its obligations under this Agreement.

7. Portfolio Transactions Brokerage. Investment decisions for the Sub-Trusts shall be made by Sub-Advisor independently from those for any other investment companies and accounts advised or managed by Sub-Advisor. The Sub-Trusts and such investment companies and accounts may, however, invest in the same securities. When a purchase or sale of the same security is made at substantially the same time on behalf of a Sub-Trust and/or another investment company or account, the transaction will be averaged as to price, and available investments allocated as to amount, in a manner which Sub-Advisor believes to be equitable to the Sub-Trust and such other investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by the Sub-Trust or the size of the position obtained or sold by the Sub-Trust. To the extent permitted by law, Sub-Advisor may aggregate the securities to be sold or purchased for the Sub-Trusts with those to be sold or purchased for other investment companies or accounts in order to obtain best execution.

     Sub-Advisor shall place all orders for the purchase and sale of portfolio securities for the accounts of the Sub-Trusts with broker-dealers selected by the Sub-Advisor. In executing portfolio transactions and selecting broker-dealers, the Sub-Advisor will use its best efforts to seek best execution on behalf of the Sub-Trusts. In assessing the best execution available for any transaction, the Sub-Advisor shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Sub-Trusts and/or other accounts over which the Sub-Advisor or an affiliate of the Sub-Advisor (to the extent permitted by law) exercises investment discretion. The Sub-Advisor is authorized to cause the Sub-Trusts to pay a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Sub-Trusts which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

8. Amendment. This Agreement may be amended at any time by agreement of the parties, provided that the amendment shall be approved in the manner required by the Act.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

10. Registration as an Investment Advisor. Advisor and Sub-Advisor each hereby acknowledges that it is registered as an investment adviser under the Investment Advisers Act of 1940, that it will use its reasonable best efforts to maintain such registration, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated.

Witness the due  execution  hereof this _____ day of  ________________, 1997.




Attest:                                COVA INVESTMENT ADVISORY
                                       CORPORATION

__________________________             By:______________________________________

Attest:                                MISSISSIPPI VALLEY ADVISORS INC.

__________________________             By:______________________________________

Attest                                 COVA SERIES TRUST

__________________________             By:______________________________________


                                                                      EXHIBIT A


                             COVA SERIES TRUST

                          SUB-ADVISORY COMPENSATION


     For all services rendered by Sub-Advisor hereunder, Advisor shall pay to Sub-Advisor and Sub-Advisor agrees to accept as full compensation for all services rendered hereunder, fees accrued daily and paid at the end of each calendar month equal to a percentage of the average daily net assets of the Sub-Trusts as follows:

Portfolio                           % Per Annum
_______________________________   _______________

Balanced Portfolio                 .75 of 1%

Small Cap Equity Portfolio         .75 of 1%

Equity Income Portfolio            .75 of 1%

Growth & Income Equity Portfolio   .75 of 1%